12% SENIOR SECURED PROMISSORY NOTE

$ 700,000 Dallas, Texas October 1, 2012

FOR VALUE RECEIVED, the undersigned, Quamtel, Inc., ("Maker"), which is located at 14911 Quorum Drive, Suite 140, Dallas, Texas 75254, promises to pay to the order of Gerald & Seena Sperling and Warren Gilbert, ("Payee's") whose address is Boca Raton and Miami Florida, or such other location as Payee may direct, in lawful money of the United States of America, the principal sum of Seven Hundred Thousand dollars ($700,000) with interest on the outstanding principal balance at the rate of twelve percent (12%) per annum until paid. In addition each payee Gerald Sperling and Warren Gilbert will be issued seven and one half million common shares each. Additionally ("Maker") shall reserve a minimum of ninety million common shares as reserve at the transfer agent in the case ("Payee") negotiates a conversion into common shares of this loan instrument.

Maker shall pay this Note interest and Principal monthly through the use of a Deposit Access Control Agreement, the parties agree that, upon the effective date of the Control Agreement, the Secured Party shall have control for perfection purposes over the DataJack deposit account and the funds maintained therein. The Control Agreement provides that the Bank will follow the Secured Party's instructions concerning the disposition of the account funds, with no further consent required from the Debtor at the time any such disposition instructions are given.

The Deposit Access Control Agreement and note payments with interest and Principal will remain in place all unpaid principal and interest due are paid in full on or before October 1st, 2015 ("Maturity Date"). This Note may be prepaid without penalty. Please see scheduled note interest and principal payments on Schedule "A". The signatures to the Deposit Access Control Agreement will be listed on schedule "B"

Maker and any and all co-makers, endorsers, guarantors and sureties severally waive presentment for payment, notice of nonpayment, protest, demand, notice of protest, notice of intention to accelerate, notice of acceleration and dishonor, diligence in enforcement and indulgences of every kind, and hereby agree that this Note and the liens securing its payment may be extended and re-extended and the time for payment extended and re-extended from time to time without notice to them or any of them, and they severally agree that their liability on or with respect to this Note shall not be affected by any release or change in any security at any time existing or by any failure to perfect or maintain perfection of any security interest in such security.

It is agreed that time is of the essence of this Note, and if the payment of principal and all accrued and unpaid interest is not received by Payee on or before the Maturity Date, or, if a default occurs under any instrument now or hereafter executed in connection with or as security for this Note, thereupon, after the passage of applicable notice and cure periods, at the option of Payee, the entire unpaid principal balance and the accrued and unpaid interest shall be due and payable forthwith without demand, notice of default or of intent to accelerate the maturity hereof, notice of nonpayment, presentment, protest or notice of dishonor, all of which are hereby expressly waived by Maker and each other liable party. Any past due principal shall bear interest at the maximum rate allowed by law. Failure to exercise this option upon any such default shall not constitute a waiver of the right to exercise such option in the event of any subsequent default.

If the entire unpaid principal balance plus all accrued and unpaid interest due and owing on this Note is not paid at maturity whether by acceleration or otherwise and is placed in the hands of an attorney for collection, or suit is filed hereon, or proceedings are had in probate, bankruptcy, receivership, reorganization, arrangement or other legal proceedings for collection hereof, Maker and each other liable party agree to pay Payee its reasonable collection costs, including a reasonable amount for attorneys' fees, but in no event to exceed the maximum amount permitted by law. Maker and each other liable party are and shall be directly and

primarily, jointly and severally, liable for the payment of all sums called for hereunder, and Maker and each other liable party hereby expressly waive bringing of suit and diligence in taking any action to collect any sums owing hereon and in the handling of any security hereunder, and Maker and each other liable party hereby consent to and agree to remain liable hereon regardless of any renewals, extensions for any period or rearrangements hereof, or any release or substitution of security herefor, in whole or in part, with or without notice, from time to time, before or after maturity.

It is the intent of Maker and Payee in the execution of this Note and all other loan documents to contract in strict compliance with applicable usury law. In furtherance thereof, Maker and Payee stipulate and agree that none of the terms and provisions contained in this Note, or in any other instrument executed in connection herewith, shall ever be construed to create a contract to pay for the use, forbearance or detention of money, interest at a rate in excess of the maximum rate allowed by law ("Maximum Rate"). Neither Maker nor any guarantors, endorsers or other parties now or hereafter becoming liable for payment of this Note shall ever be obligated or required to pay interest on this Note at a rate in excess of the Maximum Rate, and the provisions of this paragraph shall control over all other provisions of this Note and any other loan documents now or hereafter executed which may be in apparent conflict herewith. Payee expressly disavows any intention to charge or collect excessive unearned interest or finance charges in the event the maturity of this Note is accelerated. If the maturity of this Note shall be accelerated for any reason or if the principal of this Note is paid prior to the end of the term of this Note, and as a result thereof the interest received for the actual period of existence of the loan evidenced by this Note exceeds the applicable maximum lawful rate, the holder of this Note shall credit the amount of such excess against the principal balance of this Note then outstanding and thereby shall render inapplicable any and all penalties of any kind provided by applicable law as a result of such excess interest; provided, however, that if the principal hereof has been paid in full, such excess shall be refunded to Maker. If the holder of this Note shall receive money (or anything else) which is determined to constitute interest and which would increase the effective interest rate on this Note or any other indebtedness which Maker or a guarantor is obligated to pay to holder to a rate in excess of that permitted by applicable law, the amount determined to constitute interest in excess of the lawful rate shall be credited against the principal balance of this Note then outstanding or, if the principal balance has been paid in full, refunded to Maker, in which event any and all penalties of any kind under applicable law as a result of such excess interest shall be inapplicable. If the holder of this Note shall not actually receive, but shall contract for, request or demand, a payment of money (or anything else) which is determined to constitute interest and which would increase the effective interest rate contracted for or charged on this Note or the other indebtedness evidenced or secured by the Loan Documents to a rate in excess of that permitted by applicable law, the holder of this Note shall be entitled, following such determination, to waive or rescind the contractual claim, request or demand for the amount determined to constitute interest in excess of the lawful rate, in which event any and all penalties of any kind under applicable law as a result of such excess interest shall be inapplicable. By execution of this Note Maker acknowledges that Maker believes the loan evidenced by this Note to be non-usurious and agrees that if, at any time, Maker should have reason to believe that such loan is in fact usurious, Maker will give the holder of this Note notice of such condition and Maker agrees that the holder shall have one hundred eighty (180) days in which to make appropriate refund or other adjustment in order to correct such condition if in fact such exists.

Additionally, if, from any circumstance whatsoever, fulfillment of any provision hereof or of any documents or instruments executed pursuant to the terms thereof, shall, at the time fulfillment of such provision be due, involve transcending the Maximum Rate then, ipso facto, the obligation to be fulfilled shall be reduced to the Maximum Rate. The term "applicable law" as used in this Note shall mean the laws of the State of Florida or the laws of the United States, whichever laws allow the greater rate of interest, as such laws now exist or may be changed or amended or come into effect in the future.

Company agrees to make lump sum payments if it receives any substantial payments from any sources such as canceled leases or deposits.

This Note is secured under the terms of a Security Agreement dated the date hereof, executed by Maker (or by any other liable party) in favor of Payee, or any other holder of this Note.

In addition to the above provisions, Maker will be in default if. (1) Maker fails to timely pay or perform any obligation or covenant in any written agreement between Payee and Maker; (2) Maker makes any material false statement or representation in any agreement or document presented to Payee and upon which Payee relied in funding this Note; (3) a receiver is appointed for Maker; (4) bankruptcy or insolvency proceedings are commenced against or by Maker; (5) Maker is dissolved; (6) Maker's collateral provided to secure payment of this Note is impaired by loss, theft, damage, levy and execution, or destruction, unless it is promptly replaced with collateral of like kind and quality or restored to its former condition.

This Note shall rank senior to all other indebtedness of Maker, and no other obligation may be created by Maker that ranks senior to this Note.

This Note has been executed and delivered in and shall be construed in accordance with and governed by the laws of the State of Florida.

MAKER:

Quamtel, Inc.,

By: ______________________
Stuart Ehrlich October 1 2012

DAL:760611.1

SECURITY AGREEMENT

This Security Agreement (this "***Agreement***") is by and among QuamTel, Inc., a Texas corporation (the "***Borrower***"), and Gerald & Seena Sperling and Warren Gilbert (the "***Secured Party***").

GRANT OF SECURITY INTEREST.

The Borrower hereby assigns and pledges to the Secured Party, and hereby grants to the Secured Party, a lien and security interest in all of the Borrower's right, title and interest in and to the following, wherever located, whether presently held or hereafter acquired and whether now existing or hereafter arising by Borrower and its subsidiaries (the "*Collateral*"):

all goods (including, without limitation, inventory, equipment, and any accessions thereto);

all instruments (including, without limitation, promissory notes) and documents;

all securities and all other investment property, supporting obligations, any other contract rights or rights to the payment of money, insurance claims, and all commercial tort claims, merchant account proceeds, all revenues and proceeds therefrom;

all general intangibles including, without limitation, all payment intangibles, patents, patent applications, trademarks, trademark applications, trade names, copyrights, copyright applications, software, engineering drawings, service marks, customer lists, goodwill, and all licenses, permits, agreements of any kind or nature pursuant to which the Borrower possesses, uses or has authority to possess or use property (whether tangible or intangible) of others or others possess, use or have authority to possess or use property (whether tangible or intangible) of the Borrower;

all recorded data of any kind or nature, regardless of the medium of recording including, without limitation, all software, writings, plans, specifications and schematics; and

all products and proceeds of any and all of the foregoing Collateral and, to the extent not otherwise included, all payments under insurance or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral.

PRIORITY OF SECURITY INTEREST. The security interest granted by this Agreement is a first priority lien, and Borrower agrees not place any other lien, whether or not subordinated, against the Collateral.

SECURITY FOR OBLIGATIONS. This Agreement secures the prompt and complete payment and performance of all obligations of the Borrower to the Secured Party and any affiliate of the Secured Party now or hereafter existing, specifically including all liability and obligation under that certain Promissory Note dated the date hereof in the principal amount of Seven Hundred Thousand dollars ($700,000), and related documents and agreements and performance and observance by the Borrower of all covenants and conditions contained in the

Note and related documents and agreements (all such covenants and conditions are collectively referred to as the "*Secured Obligations*").

REPRESENTATIONS AND WARRANTIES. The Borrower represents and warrants that the principal place of business and chief executive office of the Borrower and the office where the Borrower keeps its records concerning the Collateral is the city of Dallas, county of Dallas, State of Texas. All of the Collateral is located at such principal place of business or at certain customer premises.

FURTHER ASSURANCES; COVENANTS WITH RESPECT TO THE COLLATERAL.

The Borrower agrees that from time to time, at the expense of the Borrower, the Borrower will promptly execute and deliver all other instruments and documents, and take all further action, that may be necessary or desirable, or that the Secured Party may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable the Secured Party to exercise and enforce its rights and remedies under this Agreement with respect to any Collateral. Borrower agrees to keep the Collateral equipment in good order and repair and insured against loss and damage to others.

The Borrower hereby authorizes the Secured Party to file one or more financing or continuation statements, and amendments to such statements, relative to all or any part of the Collateral without the signature of the Borrower where permitted by law. A carbon, photographic or other reproduction of this Agreement or any financing statement covering the Collateral or any part of the Collateral shall be sufficient as a financing statement where permitted by law.

The Borrower agrees to notify the Secured Party of any change of its name, organizational structure or federal tax identification number within thirty days of such change.

The Borrower shall not permit anything to be done that may impair the value of any of the Collateral or the lien and security interest to be afforded by this Agreement, except in the ordinary course of business.

TRANSFERS AND OTHER LIENS. The Borrower shall not: (a) sell, assign (by agreement, operation of law or otherwise) or otherwise dispose of any of the Collateral (other than in the ordinary course of business); or (b) create or suffer to exist any lien or security interest upon or with respect to any of the Collateral, except for the lien or security interest created by this Agreement, liens and security interests in favor of the Secured Party, liens and security interests already in existence at the time of the execution of this Agreement, liens and security interests expressly and validly subordinated to the security interests created by this Agreement, or otherwise as approved in writing by the Secured Party.

REMEDIES. If any Default shall have occurred and be continuing, the Secured Party may exercise in respect of the Collateral, in addition to other rights and remedies provided for in this Agreement or otherwise available to it, all the rights and remedies of a secured party on default under the UCC (whether or not the UCC applies to the affected Collateral).

SECURED PARTY APPOINTED ATTORNEY-IN-FACT. Effective upon the occurrence of and continuance of a default under the Note or this Agreement, the Borrower hereby irrevocably

appoints the Secured Party as the Borrower's attorney-in-fact, with full authority in the place and stead of the Borrower and in the name of the Borrower, the Secured Party or otherwise in the Secured Party's sole discretion, to take any action and to execute any instrument which the Secured Party may deem necessary or advisable to accomplish the purposes of this Agreement.

TERMINATION; REINSTATEMENT, ETC.

The Borrower agrees that this Agreement and the liens and security interest granted under this Agreement shall terminate only when all of the Secured Obligations have been fully paid and performed, at which time the Secured Party upon the Borrower's request shall reassign and redeliver (or cause to be reassigned and redelivered) to the Borrower, or to such person as the Borrower shall designate in writing, against receipt, such of the Collateral (if any) as shall not have been sold or otherwise applied by the Secured Party pursuant to the terms of, and shall still be held by it under this Agreement.

This Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any amount received by the Secured Party in respect of the Secured Obligations is rescinded or must otherwise be restored or returned by the Secured Party upon the filing of any bankruptcy proceeding by or of the Borrower or upon the appointment of any intervenor or conservator of, or trustee or similar official for, the Borrower or any substantial part of their assets, or otherwise, all as though such payments had not been made.

All rights of marshaling of assets of the Borrower, including any such right with respect to the Collateral, are hereby waived by the Borrower.

This Agreement shall create a continuing security interest in the Collateral and shall: (i) remain in full force and effect until satisfaction in full of the Secured Obligations; (ii) be binding upon the Borrower, its successors and assigns; and (iii) inure to the benefit of the Secured Party and its successors, transferees and assigns.

The Borrower hereby expressly waives, to the extent permitted by applicable law: (i) notice of the acceptance by the Secured Party of this Agreement; (ii) notice of the existence or creation or non-payment of all or any of the Secured Obligations; (iii) presentment, demand, notice of dishonor, protest, intent to accelerate, acceleration and all other notices whatsoever; and (iv) all diligence in collection or protection of or realization upon the Secured Obligations or any of the Secured Obligations, any obligation under this Agreement, or any security for or guaranty of any of the foregoing.

MISCELLANEOUS. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Delivery of executed signature pages by facsimile transmission is binding on the parties. The headings of this Agreement are for convenience of reference only and shall not affect the meaning of this Agreement.

SEVERABILITY. Each provision of this Agreement shall be interpreted where possible in a manner necessary to sustain its legality and enforceability. The unenforceability or illegality of

any provision or any portion of a provision of this Agreement in a specific situation shall not affect the enforceability or legality of: (a) that provision or portion of a provision in another situation; or (b) the other provisions of this Agreement or the remaining portion of a provision if such other provisions or the remaining portion could then continue to conform with the purposes of this Agreement and the terms and requirements of applicable law. Each provision or portion of a provision found unenforceable or illegal shall be replaced with a legal and enforceable provision or portion of a provision which comes closest to the economic results intended by the parties.

WAIVER. The failure of either party to insist in any one or more instances upon performance of any term, covenant or condition set forth in this Agreement shall not be construed as a waiver of future performance of any such term, covenant or condition; and the obligations of each party with respect to such term, covenant or condition shall continue in full force and effect.

ENTIRE AGREEMENT, ETC. This Agreement, the Note, and all of the other documents referred to in such Agreements embody the entire agreement and understanding between the parties with respect to the subject matter of such Agreements and supersede all prior agreements and understandings between the parties, whether oral or written. This Agreement shall not be modified or amended except by written agreement of the parties.

GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida (excluding its conflicts of laws rules).

DATED as of October 1 , 2012.

SECURED PARTY: :

Gerald & Seena Sperling and Warren Gilbert

BORROWER:

QUAMTEL, INC.

By: [signature]
Stuart Ehrlich

EXHIBIT "B"

- SEENA SPERLING
- GERALD SPERLING
- WARREN GILBERT

SCHEDULE "A"